                                                            EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NATIONSBANK REPORTS 6% EARNINGS GROWTH IN FIRST QUARTER 1995

CHARLOTTE NC, April 17, 1995 -- NationsBank Corporation today reported first quarter 1995 net income of $443 million, a six-percent increase over the $417 million earned in the first quarter of 1994. Earnings per common share for the first quarter of 1995 rose five percent to $1.60, compared to $1.52 per share in the first quarter 1994. Return on common shareholders' equity was 16.0 percent for the current quarter.

"This quarter represents an excellent start to the year. Strong loan growth continued to drive earnings growth, along with increasing fee income," said Hugh McColl, chairman and chief executive officer.

Average loans and leases of $103.8 billion in the first quarter of 1995 were more than 13 percent greater than year-earlier levels. This growth was led by increases in commercial lending, excluding real estate, and continued strength in consumer lending, primarily residential mortgage. Average loans and leases grew $4.1 billion during the quarter, a 17-percent annualized rate, compared to the fourth quarter of 1994.

This loan growth more than offset the declining spreads on the discretionary asset portfolios, leading to an increase in net interest income to $1.34 billion, up $25 million in the first quarter of 1995 compared to the year-ago quarter. The net interest yield for the first quarter of 1995 was 3.41 percent, down from a yield of 3.69 percent a year ago. This decline was a result of the spread compression between the yield on investment securities and market-based funding costs.

Average deposits in this year's first quarter were $99.3 billion versus $90.3 billion in the year-ago quarter. Core customer-based deposits of $83.8 billion in the most recent quarter made up 84 percent of total deposits.

Noninterest income rose seven percent to $726 million in the first quarter of 1995, compared to the year-ago quarter, driven by growth in deposit fees, investment banking revenue, and acquisition-related mortgage servicing fees.

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Noninterest expense totaled $1.29 billion in the first quarter of 1995, compared to $1.22 billion in the first quarter of 1994. Investment in personnel, particularly in the Capital Markets and Financial Products areas, and additional spending on marketing programs accounted for most of the increase.

Noninterest income and noninterest expense reflected increases in brokerage-related amounts due to the total ownership of NationsSecurities.

Total nonperforming assets fell by $561 million, or 34 percent, versus levels at March 31, 1994. This decline primarily reflected payments resulting from the improved financial condition of borrowers and the results of the Corporation's continuing loan workout activities. Total nonperforming assets stood at $1.08 billion on March 31, 1995, or 1.00 percent of net loans, leases and factored receivables, and other real estate owned. This compared to nonperforming assets of $1.64 billion on March 31, 1994, or 1.73 percent of net levels.

Net charge-offs were $83 million, or .32 percent of average net loans, leases and factored receivables, in the most recent quarter, versus $90 million, or .39 percent of average levels, in last year's first quarter. The allowance for credit losses totaled $2.17 billion at March 31, 1995 and equaled 2.03 percent of net loans, leases and factored receivables. The allowance represented 254 percent of nonperforming loans at March 31, 1995, versus 205 percent at March 31, 1994.

Provision expense in the first quarter of 1995 was $70 million, compared to the first quarter 1994 level of $100 million. Other real estate owned expense was $2 million in the first quarter of 1995, versus $5 million in the year-ago quarter.

On March 31, 1995, total earning assets were $166 billion, of which net loans and leases were $106 billion and securities were $27 billion.

                                      -2-
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Total shareholders' equity rose 12 percent from year-ago levels to $11.3 billion on March 31, 1995. This represented 6.17 percent of period-end assets. Book value per common share increased 11 percent to $41.07 on March 31, 1995, compared to the year-ago quarter. Common shares outstanding at March 31, 1995 were 275.4 million compared to 274.5 million one year ago and down one million shares from 276.5 million shares at December 31, 1994, due to share
repurchases.   Total market capitalization was $14.0 billion at March 31, 1995.
Quarterly common dividends paid per share increased nine percent in the first quarter to $.50 from $.46 per share in the first quarter of 1994.

Tier 1 and total risk-based capital ratios of 7.25 percent and 11.06 percent, respectively, and a leverage ratio of 6.15 percent all compared favorably with regulatory guidelines at March 31, 1995.

NationsBank Corporation is a bank holding company that provides financial products and services nationally and internationally to individuals, businesses, corporations, institutional investors and government agencies. Headquartered in Charlotte, N.C., NationsBank has a retail banking franchise in nine states and the District of Columbia. As of March 31, 1995, NationsBank had total assets of $184 billion.

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
NATIONSBANK CORPORATION FINANCIAL HIGHLIGHTS

                                                     THREE MONTHS
                                                    ENDED MARCH 31
                                                 -------------------
                                                   1995       1994
                                                 ---------  --------
    FINANCIAL SUMMARY
    -----------------
    (In millions except per-share data)

    Net income                                       $443      $417
      Earnings per common share                      1.60      1.52
      Fully diluted earnings per common share        1.58      1.51
    Average common shares issued                   276.415   271.947
    Average fully diluted common shares issued     279.997   275.725
    Price per share of common stock
      at period end                               $50 3/4   $45 3/4
    Common dividends paid                             138       127
    Common dividends paid per share                  0.50      0.46
    Preferred dividends paid                            2         3

    EARNINGS SUMMARY
    ----------------
    (Taxable-equivalent in millions)

    Net interest income                            $1,335    $1,310
    Provision for credit losses                       (70)     (100)
    Gains on sales of securities                        1        14
    Noninterest income                                726       680
    Other real estate owned expense                    (2)       (5)
    Noninterest expense                            (1,288)   (1,219)
                                                 ---------  --------
    Income before income taxes                        702       680
    Income taxes - including FTE adjustment*         (259)     (263)
                                                 ---------  --------
    Net income                                       $443      $417
                                                 =========  ========

    *FTE adjustment                                   $28       $22

    AVERAGE BALANCE SHEET SUMMARY
    -----------------------------
    (In billions)

    Loans and leases, net                        $103.827   $91.608
    Securities held for investment                 17.648    12.714
    Securities available for sale                   7.728    14.545
    Total securities                               25.376    27.259
    Earning assets                                158.149   143.734
    Total assets                                  177.515   161.294
    Noninterest-bearing deposits                   19.984    19.897
    Interest-bearing deposits                      79.301    70.363
    Total deposits                                 99.285    90.260
    Shareholders' equity                           11.192    10.080
    Common shareholders' equity                    11.158     9.971

    OTHER FINANCIAL DATA
    --------------------

    Net interest yield                               3.41%     3.69%
    Return on average assets                         1.01      1.05
    Return on average common
      shareholders' equity                          16.03     16.82
    Gross charge-offs (in millions)                  $134      $146
    Net charge-offs (in millions)                      83        90
      % of average loans, leases and
        factored accounts receivable, net            0.32%     0.39%

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

                                                       MARCH 31
                                                 -------------------
                                                    1995      1994
                                                 ---------  --------
    BALANCE SHEET SUMMARY
    ---------------------
    (In billions)

    Loans and leases, net                       $105.704    $92.130
    Securities held for investment                17.546     14.442
    Securities available for sale                  8.962     15.927
    Total securities                              26.508     30.369
    Earning assets                               165.549    148.506
    Factored accounts receivable                   1.224      1.637
    Total intangibles                              2.212      1.389
    Total assets                                 183.854    165.071
    Noninterest-bearing deposits                  20.264     20.172
    Interest-bearing deposits                     80.479     70.584
    Total deposits                               100.743     90.756
    Shareholders' equity                          11.346     10.172
    Common shareholders' equity                   11.312     10.146
      Per common share (not in billions)           41.07      36.96

    Risk-based capital
      Tier 1 capital                              $9.727      $8.819
      Tier 1 capital ratio                          7.25%      7.50%
      Total capital                               $14.841    $13.707
      Total capital ratio                          11.06%     11.66%

    Leverage ratio                                  6.15%      6.11%

    Common shares issued (in millions)           275.418    274.537

    Allowance for credit losses                   $2.174     $2.187
    Allowance as % of net loans, leases,
      and factored accounts receivable              2.03%      2.33%
    Allowance for credit losses
      as % of nonperforming loans                 254.49     205.04
    Nonperforming loans                           $0.854     $1.067
    Nonperforming assets                           1.075      1.636
    Nonperforming assets as % of:
      Total assets                                  0.58%      0.99%
      Net loans, leases, factored accounts
        receivable and other real estate owned      1.00       1.73

    OTHER DATA
    ----------

    Full-time equivalent headcount                60,722     58,122
    Banking centers                                1,902      1,938

                                               AVERAGE FOR THREE MONTHS
                                                    ENDED MARCH 31
                                               ------------------------
                                                   1995        1994
                                                ----------  ----------
COMPOSITION OF LOAN PORTFOLIO
- -----------------------------

      Commercial                                      44%        44%
      Real estate:
        Commercial                                 7          9
        Construction                               3          4
                                                  ---        ---
          Total real estate                           10         13
      Consumer                                        20         21
      Residential mortgage                            17         15
      Credit card                                      4          4
      Lease financing                                  3          2
      Foreign                                          2          1
                                                ----------  ----------
    Total loans and leases                           100%       100%
                                                ==========  ==========

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